SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No.    )

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☐	Preliminary Information Statement

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Thrivent Series Fund, Inc.
(Name of Registrant As Specified In Charter)

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	3)	Filing Party: Thrivent Series Fund, Inc.

	4)	Date Filed: May 14, 2007

THRIVENT SERIES FUND, INC.

625 Fourth Avenue South

Minneapolis, Minnesota 55415

May 11, 2007

Dear Shareholder:

On February 28, 2007, Principal Global Investors, LLC (“Principal”) entered into a sub-advisory agreement with Thrivent Financial for Lutherans and Thrivent Series Fund, Inc. and began serving as one of the investment subadvisers for Thrivent Partner International Stock Portfolio. For more details about Principal, please review the enclosed Information Statement.

As always, our goal is to provide a range of high-quality investment choices to our shareholders. Thrivent Partner International Stock Portfolio provides a unique choice in your asset allocation strategies.

Sincerely,

Pamela J. Moret

Director and President

INFORMATION STATEMENT

Thrivent Partner International Stock Portfolio

Series of

Thrivent Series Fund, Inc.

625 Fourth Avenue South

Minneapolis, Minnesota 55415

1-800-847-4836

This Information Statement is being provided to notify you that Principal Global Investors, LLC (“Principal”) entered into a sub-advisory agreement as of the close of business on February 28, 2007, and has replaced T. Rowe Price International as one of the investment subadvisers for Thrivent Partner International Stock Portfolio (the “Portfolio”), a series of Thrivent Series Fund, Inc. (the “Fund”). This information statement is being mailed to shareholders of the Portfolio on or about May 18, 2007.

This is not a proxy statement. We are not asking you for a proxy and you are requested not to send us a proxy. Furthermore, this matter is not subject to a vote of shareholders, and we will not be holding a meeting of shareholders or otherwise asking shareholders to vote on this matter. We are providing this Information Statement solely to provide you with information about Principal.

APPOINTMENT OF NEW SUBADVISER FOR THE FUND

Thrivent Financial for Lutherans (“TFL”), which serves as the Fund’s investment adviser, has the authority to enter into and amend subadvisory agreements without shareholder approval pursuant to exemptive order obtained from the Securities and Exchange Commission on February 19, 2003. A fund operating under this structure is sometimes referred to as a “manager-of-managers fund.” The exemptive order requires the Fund to provide shareholders with this Information Statement in order to disclose substantially the same information about the investment subadviser, the subadvisory agreement and the subadvisory fee that would have been included in a proxy statement if shareholder approval had been required.

Matters Considered by the Board in Approving the Investment Subadvisory Agreement with Principal

At their meeting on February 13, 2007, the members of the Board of Directors (the “Board”), including the Independent Directors, unanimously voted to approve the new investment subadvisory agreement (“Subadvisory Agreement”) between the Fund, TFL, and Principal. In connection with its approval of the Subadvisory Agreement, the Board considered the following factors:

1.	The nature, extent, and quality of the services provided by the Subadviser.
2.	The investment performance of the Portfolio.
3.	The costs of the services to be provided and profits anticipated to be realized.
4.	The extent to which economies of scale may be realized as the Portfolio grows.
5.	Whether fee breakpoint levels reflect these economies of scale for the benefit of the Portfolio’s shareholders.

In connection with the approval of the Subadvisory Agreement, the Contracts Committee of the Board (consisting of each of the Independent Directors of the Board) reviewed information presented by TFL addressing the factors listed above. Representatives of Principal, including Messrs. Pihlblad and Larson, the two portfolio managers of the Portfolio, were present in person at the meeting to make a presentation to the Board and participated in a discussion with the Directors.

INFORMATION STATEMENT

The Contracts Committee and the Independent Directors were represented by independent counsel throughout the meeting and during the executive session of the Independent Directors. The Contracts Committee’s and the Board’s consideration of the factors listed above and information provided to them is discussed below.

Nature, Extent, and Quality of Services

Management began by discussing its process for selecting a new subadviser to recommend to the Board, which included retaining an independent search firm to assist in screening candidates. Representatives of TFL then reviewed the proposed Subadvisory Agreement and reported that TFL’s subadvisory due diligence committee had met with representatives of Principal. TFL representatives stated that the scope and quality of services under the new investment subadvisory agreement with Principal was expected to be at least equivalent to the scope and quality of services provided by T. Rowe Price International, Inc., the subadviser that Principal was proposed to replace. The Board also received information from representatives of Principal relating to its investment process and research capabilities.

Investment Performance

The Board received regular monthly performance reports, which included both the absolute and relative investment performance of the Portfolio. In addition, in connection with each of its regular quarterly meetings, the Board received more extensive information on the performance of the Portfolio, including absolute performance, relative performance rankings within the Portfolio’s Lipper peer group and performance as compared to benchmark index returns. Management also provided information on the performance of the portion of the Portfolio’s portfolio allocated to each of the Portfolio’s subadvisers. The Board observed that the performance of the international growth portion of the Portfolio, which was managed by T. Rowe Price International, had underperformed its peer group for an extended period of time. The Board also received information from Principal regarding the absolute and relative performance of its international growth portfolios, which are managed in a substantially identical manner to the manner in which Principal would manage the portion of the Portfolio allocated to it. The Board observed that for the three-year period ended January 31, 2007, the international growth portfolios managed by Principal had outperformed their benchmark (the MSCI EAFE Growth Index) by more than seven percent (23.8% versus 16.7%).

Cost of Services and Profitability

With respect to fees to be paid to Principal under the Subadvisory Agreement, the Board reviewed the amount of the fees and considered that the contract had been negotiated at arm’s length between TFL and Principal. The Board was also informed that there were no separate arrangements for unrelated services between Principal and TFL or its affiliates.

Economies of Scale and Breakpoints

The Directors noted that fees under the Subadvisory Agreement are paid by TFL out of its investment advisory fees. At its previous meeting on November 8, 2006, the Board considered whether economies of scale might be realized as the Portfolio’s assets increase. Because of differences between funds as to management style and cost, it is difficult to generalize as to whether or to what extent economies in the advisory function may be realized as a fund’s assets increase. Typically, expected economies of scale, where they exist, are shared through the use of fee breakpoints and/or fee waivers by TFL.

INFORMATION STATEMENT

At the November meeting, the Directors considered information provided by TFL related to breakpoints and fee waivers. TFL explained that its general goal with respect to fee waivers, expense reimbursements and breakpoints was that the overall expense ratio for the Portfolio should be at or below the median expense ratio of its peer group. In connection with their review of fee breakpoints and economies of scale, the Directors noted that the Portfolio had net operating expenses of 0.89%, below the median net operating expense ratio of 1.13% for its peer group, placing the Portfolio in the 16th percentile for net operating expenses.

Based on the factors discussed above, the Contracts Committee recommended approval of the Subadvisory Agreement, and the Board, including all of the Independent Directors, approved the Subadvisory Agreement with Principal.

Information about Principal Global Investors, LLC

Principal is a directly wholly-owned subsidiary of Principal Life Insurance Company. Principal and its predecessor firms have subadvised mutual fund assets since 1969. Principal, together with its affiliated asset management companies, had approximately $201.3 billion in assets under management as of December 31, 2006.

Information about the principal executive officer and each director is provided in the following table. The address of each is 801 Grand Avenue, Des Moines, Iowa, 50392.

Name	Position with Principal	Principal Occupation
John B. Griswell	Board Chairman	Chairman and CEO, Principal Financial Group
James P. McCaughan	Chief Executive Officer	President Global Asset Management, Principal Financial Group
Randall C. Mundt	Executive Director	President and Chief Investment Officer, Principal Real Estate Investors, LLC
Larry D. Zimpleman	Director	President and Chief Operating Officer, Principal Financial Group
Karen E. Shaff	Director	Executive Vice President and General Counsel, Principal Financial Group
Patrick G. Halter	Executive Director	Chief Executive Officer, Principal Real Estate Investors, LLC
David M. Blake	Executive Director	Executive Director, Fixed Income, Principal global Investors, LLC
Timothy M. Dunbar	Executive Director	Executive Director, Equities, Principal global Investors, LLC
Barbara A. McKenzie	Executive Director/Chief Compliance Officer/Chief Operations Officer	Executive Director and Chief Operating Officer, Principal Global Investors, LLC
Patrick J. McNelis	Executive Director	Executive Director, Institutional Sales, Principal Global Investors, LLC
Jill M. Hittner	Executive Director/Chief Financial Officer	Executive Director and Chief Financial Officer, Principal Global Investors, LLC

INFORMATION STATEMENT

Principal manages two other mutual funds with investment objectives and strategies similar to those of the Portfolio, Principal International Growth Fund and RiverSource International Aggressive Growth Fund. Principal Management Corporation, an affiliate of Principal, serves as investment adviser to the Principal International Growth Fund and Principal serves as investment subadviser. The investment advisory and subadvisory fees for this fund are set forth in the table below:

Name of Fund	Net Assets Managed as of 3/31/07	Investment Advisory Fee Annual Rate of Compensation (% of average net assets)	Investment Sub-Advisory Fee Annual Rate of Compensation* (% of average net assets)
Principal International Growth Fund	$1,697,463,225	First $500 million – 1.00% Next $500 million – 0.98% Next $500 million – 0.96% Over $1.5 billion – 0.95%	First $50 million – 0.3427% Next $50 million – 0.2741% Next $100 million – 0.1958% Next $200 million – 0.1566% Next $350 million – 0.1175% Next $750 million – 0.0979% Over $1.5 billion – 0.0783%

*	In calculating the subadvisory fee, assets of any unregistered separate accounts of Principal Life Insurance Company to which Principal or Edge Asset Management, Inc. (an affiliate of Principal) provides investment advisory services and which invest primarily in international growth stocks are combined with the assets of the Principal International Growth Fund in calculating subadvisory fee breakpoints.

The Principal International Growth Fund is not subject to any fee waivers or reductions. The Principal International Growth Fund is available only to institutional investors and through qualified retirement plans.

Principal also serves as investment subadviser to the RiverSource International Aggressive Growth Fund. The investment subadvisory fees for this fund are set forth in the table below:

Name of Fund	Net Assets Managed as of 3/31/07	Investment Sub-Advisory Fee Annual Rate of Compensation (% of average net assets)
RiverSource International Aggressive Growth Fund	$333,291,096	First $100 million – 0.55% Over $100 million – 0.42%

The RiverSource International Aggressive Growth Fund is not subject to any subadvisory fee waivers or reductions.

Principal has no affiliated brokers through whom trades will be executed on behalf of the Portfolio.

The Investment Advisory Agreement

Thrivent Financial for Lutherans, 625 Fourth Avenue South, Minneapolis, Minnesota 55415, serves as investment adviser for the Portfolio under an investment advisory agreement, dated April 10, 2002. The investment advisory agreement for the Portfolio was last submitted to a vote of shareholders when it was approved by the initial shareholder at the time of the Portfolio’s inception. TFL and its affiliates have been in the investment advisory business since 1986 and managed approximately $70.6 billion in assets as of December 31, 2006. The Portfolio pays TFL a fee for serving as investment adviser for the Portfolio equal to 0.85%.

INFORMATION STATEMENT

Investment Subadvisory Agreements

Principal serves pursuant to the Subadvisory Agreement (a copy of which is attached as Exhibit A hereto). Pursuant to the terms of the Subadvisory Agreement, Principal provides continuous investment management services to the Portfolio, subject to the overall supervision of the Board and TFL. From the investment advisory fee that TFL receives from the Portfolio, it pays Principal a fee, based on assets subject to Principal’s investment discretion, equal to 0.35% on the first $500 million of average daily net assets, 0.30% on the next $500 million of average daily net assets and 0.25% of average daily net assets over $1 billion for serving as investment subadviser for the Portfolio. Solely for purposes of calculating breakpoints in the fees payable under the Subadvisory Agreement, the value of the average daily net assets of the Portfolio that are subject to Principal’s investment discretion are aggregated with the value of the average daily net assets of the Thrivent Partner International Stock Fund, a series of the Thrivent Mutual Funds, that are subject to Principal’s investment discretion.

The Subadvisory Agreement provides that Principal will not be liable for any act or omission in the course of, or connected with, rendering services under the Subadvisory Agreement, except when such services are rendered in bad faith, negligence or reckless disregard of its duties under the Subadvisory Agreement. Principal will, however, indemnify and hold harmless the Fund, TFL, the Board or shareholders from any and all claims, losses, expenses, obligations or liabilities (including reasonable attorneys fees) which arise or result from the subadviser’s bad faith, negligence, willful misfeasance or reckless disregard of its duties under the Subadvisory Agreement.

The Subadvisory Agreement provides that it will remain in effect continuously for two years following its effective date, unless terminated sooner. Thereafter, it will continue to be renewed for successive one-year terms provided that the renewal is specifically approved at least annually by either the Board or a majority of the outstanding shares of the Portfolio and, in either case, by a majority of the Directors who are not interested persons of any party to the Subadvisory Agreement.

The Fund may terminate the Subadvisory Agreement by a vote of a majority of the Independent Directors or a majority of its outstanding voting securities at any time on 60 days’ written notice to TFL and Principal. TFL may terminate the Subadvisory Agreement upon 60 days’ written notice to Principal, and Principal may terminate the Subadvisory Agreement at any time upon 60 days’ written notice to TFL. The Subadvisory Agreement will automatically terminate without penalty in the event of its assignment as defined in the Investment Company Act of 1940.

SHAREHOLDER REPORT

The Portfolio’s annual report for the year ended December 31, 2006 has been previously sent to shareholders. You may obtain a copy of the annual report upon request, without change, by writing to 625 Fourth Avenue South, Minneapolis, Minnesota 55415, or by calling (800) 847-4836 or visiting the Web site at www.thrivent.com.

INFORMATION STATEMENT

RECORD OF BENEFICIAL OWNERSHIP

As of March 31, 2007, the Directors and Officers of the Fund as a group owned beneficially less than 1% of the outstanding shares of the Portfolio. As of March 31, 2007, no person, except as set forth in the table below, was know to own beneficially or of record 5% or more of the outstanding shares of the Portfolio.

Thrivent Partner International Stock Portfolio
Shareholder	Number of Shares	% of Outstanding
Thrivent Variable Annuity Account A	5,225,986.94	9.46%
Thrivent Variable Annuity Account B	15,317,577.37	27.74%
Thrivent Variable Annuity Account I	18,887,867.25	34.20%
TLIC Variable Annuity Account A	9,217,363.84	16.69%

Exhibit A

INVESTMENT SUB-ADVISORY AGREEMENT

By and Among

Thrivent Financial for Lutherans

and

Thrivent Series Fund, Inc.

and

Principal Global Investors, LLC

INVESTMENT SUBADVISORY AGREEMENT, made as of the 28th day of February, 2007, (the “Effective Date”) by and among Thrivent Financial for Lutherans, a fraternal benefit society organized and existing under the laws of the State of Wisconsin (“Adviser”), Thrivent Series Fund, Inc., a corporation organized and existing under the laws of the State of Minnesota (“Fund”), and Principal Global Investors, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“Sub-adviser”).

WHEREAS, Adviser has entered into an Investment Advisory Agreement dated as of the 10th day of April, 2002 (“Advisory Agreement”) with the Fund, which is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Fund is authorized to issue shares of the Thrivent Partner International Stock Portfolio (“Portfolio”), a separate series of the Fund; and

WHEREAS, Sub-adviser is engaged principally in the business of rendering investment supervisory management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”); and

WHEREAS, the Fund and Adviser desire to retain Sub-adviser as sub-adviser to furnish certain investment advisory services to Adviser and the Portfolio and Sub-adviser is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

I.  Appointment. (A) Adviser hereby appoints Sub-adviser as its investment sub-adviser with respect to the Portfolio for the period and on the terms set forth in this Agreement, and (B) Sub-adviser hereby accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. Such appointment shall apply to such portion of the Fund’s assets as is allocated to the Sub-adviser by the Adviser from time to time in the sole discretion of the Adviser. References in this Agreement to the “Fund” shall be understood to mean only that portion of the assets of the Fund allocated to Sub-adviser, unless otherwise expressly provided.

II  Additional Series. In the event that the Fund establishes one or more series of shares other than the Portfolio with respect to which Adviser desires to retain Sub-adviser to render investment advisory services hereunder, Adviser shall so notify Sub-adviser in writing, indicating the advisory fee to be payable with respect to the additional series of shares. If Sub-adviser is willing to render such services on the terms provided for herein, it shall so notify Adviser in writing, whereupon such series shall become a Portfolio hereunder.

III. Duties	of Sub-adviser.
A.

Sub-adviser is hereby authorized and directed and hereby agrees to (i) furnish continuously an investment program for the assets of the Portfolio allocated to the Sub-adviser, and (ii) determine from time to time what investments shall be purchased, sold or exchanged and what portion of such assets of the Portfolio shall be held uninvested. Sub-adviser shall perform these duties subject always to (1) the overall supervision of

Adviser and the Board of Directors of the Fund (the “Board”), (2) the Fund’s Articles and By-laws (as defined below), as amended from time to time, (3) the stated investment objectives, policies and restrictions of the Portfolio as set forth in the Fund’s then current Registration Statement (as defined below), (4) any additional policies or guidelines established by Adviser or Board that have been furnished in writing to Sub-adviser, (5) applicable provisions of law, including, without limitation, all applicable provisions of the 1940 Act and the rules and regulations thereunder, and (6) the provisions of the Internal Revenue Code of 1986, as amended (the “Code”) applicable to “regulated investment companies” (as defined in Section 851 of the Code), as amended from time to time. In accordance with Section VII, Sub-Adviser shall arrange for the execution of all orders for the purchase and sale of securities and other investments for the Portfolio’s account and will exercise full discretion and act for the Fund in the same manner and with the same force and effect as the Fund might or could do with respect to such purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales, or other transactions.

B.	Sub-adviser shall have no responsibility with respect to maintaining custody of the Portfolio’s assets. Sub-adviser shall affirm security transactions with central depositories and advise the custodian of the Portfolio (“Custodian”) or such depositories or agents as may be designated by Custodian and Adviser promptly of each purchase and sale of a portfolio security, specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, the commission and gross or net price, the trade date and settlement date and the identity of the effecting broker or dealer. Sub-adviser shall from time to time provide Custodian and Adviser with evidence of authority of its personnel who are authorized to give instructions to Custodian.

C.	Unless Adviser advises Sub-adviser in writing that the right to vote proxies has been expressly reserved to Adviser or the Fund or otherwise delegated to another party, Sub-adviser shall exercise voting rights incident to any securities held in the Portfolio without consultation with Adviser or Fund, provided that Sub-adviser will follow any written instructions received from Adviser or Fund with respect to voting as to particular issues. Sub-adviser shall further respond to all corporate action matters incident to the securities held in the Portfolio including, without limitation, proofs of claim in bankruptcy and class action cases and shelf registrations.

D.	Upon request of Custodian and/or Fund, Sub-adviser shall provide assistance in connection with the determination of the fair value of securities in the Portfolio for which market quotations are not readily available.

E.	In the performance of its duties hereunder, Sub-adviser is and shall be an independent contractor and except as expressly provided for herein or otherwise expressly provided or authorized shall have no authority to act for or represent the Portfolio or the Fund in any way or otherwise be deemed to be an agent of the Portfolio, the Fund or Adviser.

F.	Sub-adviser shall furnish to the Adviser such documents, materials or information as the Adviser may reasonably request in connection renewal of this Agreement by the Board of Directors of the Fund or for my other reasonable purpose.

G.	The Sub-adviser shall have no responsibility under this Agreement with respect to the management of assets of the Fund other than the portion of the Fund’s assets with respect to which the Sub-Adviser provides investment advice.

H.	The Sub-adviser is prohibited from consulting with any other sub-adviser of the Fund, if any, or the subadviser to any other investment company (or separate series of an investment company)

managed by the Adviser concerning the Fund’s transactions in securities or other assets, except for the purpose of complying with the conditions of Rule 12d3-1 (a) and (b) under the 1940 Act.

IV.  Compensation. For the services provided pursuant to this Agreement, Sub-adviser shall receive an investment management fee as set forth in Schedule 1, attached hereto and incorporated herein by reference. The management fee shall be payable monthly in arrears to Sub-adviser on or before the 10th day of the next succeeding calendar month. If this Agreement becomes effective or terminates before the end of any month, the investment management fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

V. Expenses. During the term of this Agreement, Sub-adviser will bear all expenses incurred by it in the performance of its duties hereunder, other than those expenses specifically assumed by the Fund hereunder. The Fund shall assume and shall pay all brokers’ and underwriting commissions chargeable to the Fund in connection with the securities transactions to which the Portfolio is a party.

VI. Duties of Adviser. Adviser has furnished Sub-adviser with copies of each of the following documents and will furnish to Sub-adviser at its principal office all future amendments and supplements to such documents, if any, as soon as practicable after such documents become available:

(1)	The Articles of Incorporation of the Fund, as filed with the State of Minnesota, as in effect on the date hereof and as amended from time to time (“Articles”);

(2)	The by-laws of the Fund as in effect on the date hereof and as amended from time to time (“By-Laws”);

(3)	Certified resolutions of the Board authorizing the appointment of Adviser and Sub-adviser and approving the form of the Advisory Agreement and this Agreement;

(4)	The Fund’s Registration Statement under the 1940 Act and the Securities Act of 1933, as amended (the “1933 Act”) on Form N-1A, as filed with the Securities and Exchange Commission (“SEC”) relating to the Portfolio and its shares and all amendments thereto (“Registration Statement”);

(5)	The Notification of Registration of the Fund under the 1940 Act on Form N-8A as filed with the SEC and any amendments thereto;

(6)	The Portfolio’s most recent prospectus (the “Prospectus”); and

(7)	Copies of reports made by the Fund to its shareholders.

Adviser will periodically provide to Sub-adviser a list of the affiliates of Adviser or the Fund to which investment restrictions apply and will specifically identify in writing (a) all publicly traded companies in which the Fund may not invest, together with ticker symbols for all such companies (Sub-adviser will be entitled to assume that any company name not accompanied by ticker symbol is not a publicly traded company), and (b) any affiliated brokers and any restrictions that apply to the use of those brokers by the Fund. Adviser shall furnish Sub-adviser with any further documents, materials or information that Sub-adviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

VII. Portfolio	Transactions.

A.

Sub-adviser agrees that, in executing portfolio transactions and selecting brokers or dealers, if any, it shall use its best efforts to seek on behalf of the Portfolio the best overall terms available. In assessing the best overall terms available for any transaction, Sub-adviser shall consider all factors it deems relevant, including the breadth of the market in and the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, with respect to the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer, if any, to execute a particular transaction, Sub-adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (“1934 Act”)) provided to Sub-adviser with respect to the Portfolio and/or other accounts over which Sub-adviser exercises investment discretion. Except to the extent prohibited or limited by law or regulation, Sub-adviser may, in its discretion, agree to pay a broker or dealer that furnishes such brokerage or research services a higher commission than that which might have been charged by another broker-dealer for effecting the same transactions, if Sub-adviser determines in good faith that such commission is reasonable in relation to the brokerage and research services provided by the broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of Sub-adviser with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act). Sub-adviser shall, upon request from Adviser, provide such periodic and special reports describing any such brokerage and research services received and the incremental commissions, net price or other consideration to which they relate.

B.	In no instance will portfolio securities be purchased from or sold to Sub-adviser, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder.

C.	Sub-adviser may buy securities for the Portfolio at the same time it is selling such securities for another client account and may sell securities for the Portfolio at the time it is buying such securities for another client account. In such cases, subject to applicable legal and regulatory requirements, and in compliance with such procedures of the Fund as may be in effect from time to time, Sub-adviser may effectuate cross transactions between the Portfolio and such other account if it deems this to be advantageous.

D.	On occasions when Sub-adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of Sub-adviser, Sub-adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Sub-adviser in the manner Sub-adviser considers to be equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

VIII.  Ownership of Records. Sub-adviser shall maintain all books and records required to be maintained by Sub-adviser pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of the Portfolio. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Sub-adviser hereby agrees (A) that all records that it maintains for the Portfolio are the property of the Fund, (B) to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the 1940 Act, and (C) to surrender promptly to the Fund any records that it maintains for the Fund upon request by the Fund; provided, however, Sub-adviser may retain copies of such documents.

IX. Reports	and Meetings.

A.	Sub-adviser shall furnish to the Board or Adviser, or both, as appropriate, such information, reports, evaluations, analyses and opinions as are required by law or that the Board or Adviser, as appropriate, may reasonably require, including, without limitation: compliance reporting and certification with respect to:

1.	Affiliated Brokerage Transactions
2.	Affiliated Underwritings
3.	Cross Transactions
4.	Prospectus Compliance

5.	Code of Ethics
6.	Soft Dollar Usage
7.	Price Overrides/Fair Valuation Determinations

B.	Sub-adviser shall make available in person to the Board and to Adviser personnel of Sub-adviser as the Board or Adviser may reasonably request to review the investments and the investment program of the Portfolio and the services provided by Sub-adviser hereunder.

X. Services to Other Clients. Nothing contained in this Agreement shall limit or restrict (i) the freedom of Sub-adviser, or any affiliated person thereof, to render investment management and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms, or corporations, or to engage in any other business activities, or (ii) the right of any director, officer, or employee of Sub-adviser, who may also be a director, officer, or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature. Fund and Adviser understand that Sub-adviser, its affiliates and its agents perform investment advisory and management services for various clients. Fund and Adviser agree that Sub-adviser may give advice and take action in the performance of its duties with respect to any of its other clients which may differ from advice given or the timing or nature of action taken with respect to the Portfolio. Nothing in this Agreement shall be deemed to require Subadviser, its principals, affiliates, agents or employees to purchase or sell for the Portfolio any security which it or they may purchase or sell for its or their own account or for the account of any other client.

XI. Sub-adviser’s Use of the Services of Others. Sub-adviser may, at its cost, employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing Sub-adviser or the Fund or Portfolio, as appropriate, with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities, or such other information, advice, or assistance as Sub-adviser may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Fund or the Portfolio, as appropriate, or in the discharge of Sub-adviser’s overall responsibilities with respect to the other accounts that it serves as investment manager or counselor.

XII. Liability of Sub-adviser; Indemnification. Neither Sub-adviser nor any of its officers, directors, or employees, nor any person performing executive, administrative, trading, or other functions for the Fund, the Portfolio (at the direction or request of Sub-adviser) or Sub-adviser in connection with Sub-adviser’s discharge of its obligations undertaken or reasonably assumed with respect to this Agreement (collectively, “Related Persons”), shall be liable for (i) any error of judgment or mistake of law or for any loss suffered by the Fund or Portfolio or (ii) any error of fact or mistake of law contained in any report or data provided by Sub-adviser, except for any error, mistake or loss resulting from willful misfeasance, bad faith, or negligence in the performance by Sub-adviser or such Related Person of Sub-adviser’s duties on behalf of the Fund or Portfolio or from reckless disregard by Sub-adviser or any such Related Person of the duties of Sub-adviser pursuant to this Agreement (each of which is referred to as a “Culpable Act”).

Notwithstanding the foregoing, any stated limitations on liability shall not relieve Sub-adviser from any responsibility or liability Sub-adviser may have under state or federal statutes or from responsibility or liability for errors by Sub-Adviser in connection with the execution of trade orders.

Sub-adviser shall indemnify Adviser, the Fund and their respective Related Persons and hold them harmless from and against any and all actions, suits or claims whether groundless or meritorious and from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities (collectively, “Damages”) arising directly or indirectly out of or in connection with the performance of services by Sub-adviser or its Related Persons hereunder to the extent such Damages result from willful misfeasance, bad faith, negligence or the reckless disregard of Sub-adviser’s obligations and duties under this Agreement.

Adviser shall indemnify Sub-adviser and its Related Persons from and against any Damages arising directly or indirectly out of or in connection with the performance of services by Adviser or its Related Persons under this Agreement or the Advisory Agreement, in each case, to the extent such Damages result from any Culpable Act of Adviser or any of its Related Persons.

XIII. Representations of Sub-adviser. Sub-adviser represents, warrants, and agrees as follows:

A.	Sub-adviser (i) is registered as an investment adviser under Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify Adviser of the occurrence of any event that would disqualify Sub-adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B.	Sub-adviser has adopted a written code of ethics (the “Sub-adviser Code”) complying with the requirements of Rule 17j-1 under the 1940 Act, as may be amended from time to time, and, has provided the Adviser and the Fund with a copy of the Sub-adviser Code, together with evidence of its adoption. The Sub-adviser certifies that it has adopted procedures reasonably necessary to prevent access persons” as defined in Rule 17j-1 (“Access Persons”) from violating the Sub-adviser Code. On a quarterly basis, Sub-adviser will either: (i) certify to Adviser that Sub-adviser and its Access Persons have complied with the Sub-adviser Code with respect to the Portfolio, or (ii) identify any material violations of the Sub-adviser Code which have occurred with respect to the Portfolio. In addition, Sub-adviser will furnish at least annually to Adviser and the Board a written report that (a) describes any issues arising under the Sub-adviser Code since the last report to the Board, including, but not limited to, information about material violations of the Sub-adviser Code with respect to the Portfolio and sanctions imposed in response to the material violations and (b) certifies that the Sub-adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Sub-adviser Code.

C.	Sub-adviser has provided Adviser and the Fund with a copy of its Form ADV as most recently filed with the SEC and, if not so filed, its most recent Part 2 of Form ADV, and will, promptly after filing any amendment to its Form ADV with the SEC, and, if not so filed, any amendment to Part 2 of its Form ADV, furnish a copy of such amendment to Adviser.

XIV. Compliance with Applicable Regulations. In performing its duties hereunder, Sub-adviser shall establish compliance procedures (copies of which shall be provided to Adviser, and shall be subject to review and approval by Adviser) reasonably calculated to ensure compliance at all times with all applicable provisions of the 1940 Act and the Advisers Act, and any rules and regulations adopted thereunder; Subchapter M of the Code; the provisions of the Registration Statement; the provisions of the Articles and the By-Laws of the Fund, as the same may be amended from time to time; and any other applicable provisions of state, federal or foreign law.

XV. Term of Agreement. This Agreement shall become effective with respect to the Thrivent Partner International Stock Portfolio on the Effective Date and, with respect to any additional Portfolio, on the date of receipt by the Adviser of notice from the Sub-adviser in accordance with Section II hereof that the Subscriber is willing to serve as Sub-adviser with respect to such Portfolio. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the Effective Date with respect to the Thrivent Partner International Stock Portfolio and, with respect to each additional Portfolio, for two years from the date on which this Agreement becomes effective with respect to such Portfolio. Thereafter, this Agreement shall continue in effect from year to year, with respect to the applicable Portfolio, subject to the termination provisions and all other terms and conditions hereof, so long as (a) such continuation shall be specifically approved at least annually (i) by either the Board, or by vote of a majority of the outstanding voting securities of the Portfolio; (ii) in either event, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Directors of the Fund who are not interested persons of any party to this Agreement; and (b) Sub-adviser shall not have notified the Fund, in writing, at least 60 days prior to such approval that it does not desire such continuation. Sub-adviser shall furnish to the Fund, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment hereof.

XVI. Termination of Agreement. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Portfolio on at least 60 days’ prior written notice to Sub-adviser. This Agreement may also be terminated by Adviser: (i) on at least 60 days’ prior written notice to Sub-adviser, without the payment of any penalty; (ii) upon material breach by Sub-adviser of any of the representations and warranties set forth in Paragraph XIII of this Agreement, if such breach shall not have been cured within a 20-day period after notice of such breach; or (iii) if Sub-adviser becomes unable to discharge its duties and obligations under this Agreement. Sub-adviser may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days’ prior notice to Adviser. This Agreement shall terminate automatically in the event of its assignment or upon termination of the Advisory Agreement. Any approval, amendment, or termination of this Agreement by the holders of a majority of the outstanding voting securities of any Portfolio shall be effective to continue, amend or terminate this Agreement with respect to any such Portfolio notwithstanding (i) that such action has not been approved by the holders of a majority of the outstanding voting securities of any other Portfolio affected thereby, and/or (ii) that such action has not been approved by the vote of a majority of the outstanding voting securities of the Fund, unless such action shall be required by any applicable law or otherwise.

XVII. Amendments, Waivers, etc. Provisions of this Agreement may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. This Agreement (including any exhibits hereto) may be amended at any time by written mutual consent of the parties, subject to the requirements of the 1940 Act and rules and regulations promulgated and orders granted thereunder.

XVIII. Notification. Sub-adviser will notify Adviser promptly of any change in the personnel of Sub-adviser with responsibility for making investment decisions in relation to the Portfolio or who have been authorized to give instructions to Custodian.

XIX.	Miscellaneous.
A.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Minnesota without giving effect to the conflicts of laws principles thereof and the 1940 Act. To the extent that the applicable laws of the State of Minnesota conflict with the applicable provisions of the 1940 Act, the latter shall control.
B.	Insurance. Sub-adviser agrees to maintain errors and omissions or professional liability insurance coverage in an amount that is reasonable in light of the nature and scope of Sub-adviser’s business activities.

C.	Captions. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
D.	Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof, and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.
E.	Interpretation. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Articles or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Portfolio.

F.	Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

THRIVENT FINANCIAL FOR LUTHERANS

By:	/s/ RUSSELL SWANSEN
Name:	Russell W. Swansen
Title:	Senior Vice President and Chief Investment Officer

THRIVENT SERIES FUND, INC.

By:	/s/ RUSSELL SWANSEN
Name:	Russell W. Swansen
Title:	Vice President

PRINCIPAL GLOBAL INVESTORS, LLC

By:	/s/ TIMOTHY M. DUNBAR
Name:	Timothy M. Dunbar
Title:	Executive Director—Equities

By:	/s/ JERRY BOGART
Name:	Jerald L. Bogart
Title:	Chief Financial Officer

Schedule I

Dated February 28, 2007

Sub-advisory Fees

Compensation pursuant to Paragraph 4 of this Subadvisory Agreement shall be payable monthly in arrears and calculated in accordance with the following schedule applied to aggregate average daily net assets that are subject to the Subadviser’s investment discretion in the registered funds identified, below:

Average Daily Net Assets*	Rate**
First $500 million	35 bp
Next $500 million	30 bp
All amounts above $1 billion	25 bp

*	When average daily net assets exceed the first breakpoint, multiple rates will apply, resulting in a blended rate, e.g. if average daily net assets are $650 million, a rate of 35 bp would apply to $500 million and a rate of 30 bp would apply to $150 million.

**	The Investment Manager must maintain average daily net assets of at least $500 million subject to the Sub-adviser’s investment discretion. If the average daily net assets of the Thrivent Partner International Stock Portfolio and Thrivent Partner International Stock Fund subject to the Sub-adviser’s investment discretion do not exceed $500 million, a rate of 55 bp will apply to the first $100 million and a rate of 42 bp will apply thereafter until the average daily net assets subject to the Sub-adviser’s investment discretion reach $500 million.

Solely for purposes of calculating the fees payable under this Fee Schedule, the value of the average daily net assets of the Fund that are subject to the Subadviser’s investment discretion shall be aggregated with the value of the average daily net assets of the Thrivent Mutual Funds that are subject to Principal Global Investors, LLC’s investment discretion. In light of that aggregation, the monthly fee payable pursuant to Paragraph 4 of this Subadvisory Agreement shall be equal to the sum for the particular month in question of the daily fees within the relevant month computed as follows (i) the gross fee computed on such aggregated asset daily value using the schedule above; multiplied by (ii) (x) 1/365 in years other than leap years or (y) 1/366 in leap years; multiplied by (iii) the product of (a) such day’s aggregated net asset value and (b) a fraction, the numerator of which is the Fund assets included in such aggregated net asset value and the denominator of which is such aggregated net asset value for that day.

THRIVENT SERIES FUND, INC. 625 Fourth Avenue South Minneapolis, MN 55415